Exhibit 10.34

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”). Such portions have been redacted and are marked with a “[***]” in the place of the redacted language. The redacted information has been filed separately with the Commission.

INTERNATIONAL DISTRIBUTION AGREEMENT

This International Distribution Agreement (this “Agreement”) is entered into as of March 05, 2007 by and between GCT SEMICONDUCTOR, INC., a Delaware corporation having its place of business at 2121 Ringwood Avenue, San Jose, California 95131, the United States of America (hereinafter called “GCT”) and Daejin Semiconductor with its principal office of business at #1209, SJ Technoville, 60-19, Gasan-Dong, Geumcheon-Gu, Seoul, Korea 153-801 (hereinafter called “DISTRIBUTOR”).

RECITALS

WHEREAS, GCT develops, designs and manufactures the Products (as defined below); and

WHEREAS, GCT wishes to appoint DISTRIBUTOR as its nonexclusive distributor for the Products in the Territory (as defined below); and

WHEREAS, DISTRIBUTOR is desirous of being appointed as GCT’s nonexclusive distributor in the Territory, in accordance with the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, it is agreed between the parties as follows:

Article 1. DEFINITIONS

In this Agreement, capitalized terms shall have the following meanings unless the context otherwise requires:

1.1

“Customer” shall mean any customer of DISTRIBUTOR that is one of the following: (i) an individual domiciled in Territory, (ii) an entity legally organized or incorporated in Territory; or (iii) an individual or entity with his or its main place of business located in Territory, but excluding in all cases Excluded Customers.

1.2	“Excluded Customers” shall mean those customers set forth on Attachment #3 hereto. GCT may in its sole discretion modify Attachment #3 upon sixty (60) days written notice to DISTRIBUTOR.

1.3	“Products” shall mean the products listed on Attachment #2 hereto.

1.4

“Intellectual Property Right” shall mean any patent, copyright, trademark, trade secret, and any applications therefor, know-how, hardware configuration, computer software programs or applications, circuit or logic designs, tangible or intangible proprietary information, or any other intellectual property right or proprietary information or technology, whether registered or unregistered.

1.5	“Territory” shall mean South Korea.

Article 2. APPOINTMENT

2.1

Scope of Appointment. Subject to the terms and conditions herein set forth, GCT hereby appoints DISTRIBUTOR as the nonexclusive distributor of the Products to Customers located and taking delivery within the Territory, subject to the right of GCT to sell Products directly to a Customer in the Territory at the Customer’s request.

2.2

Restrictions. Without the prior written consent of GCT, DISTRIBUTOR will not (a) actively move its place(s) of business to any new or different location (whether within or outside of the Territory), or (b) advertise, solicit orders, sell or ship Products outside the Territory. DISTRIBUTOR will refer to GCT all orders or inquiries received by DISTRIBUTOR relating to the supply of Products for use outside the Territory.

2.3

Representative Commissions. In the event GCT directly supplies Products to a Customer in the Territory but DISTRIBUTOR acts as a sales representative with respect to such Customer by providing services that include, without limitation, account mining, customer communication and customer support, GCT shall pay to DISTRIBUTOR the “Representative Commission” set forth in Attachment #1. In the event DISTRIBUTOR wishes to distribute Products to a Customer whose major design, manufacturing or procurement decisions are made within the Territory, but whose purchase of Products is made by a subsidiary or affiliate located outside the Territory (such that the Customer does not technically satisfy the definition of Customer set forth in this Agreement) then with GCT’s prior written approval (a) DISTRIBUTOR shall collaborate with local distributor assigned by GCT in the region that includes the subsidiary or affiliate’s place of business to sell the Products to such Customer; and (b) GCT shall pay to DISTRIBUTOR a Representative Commission in connection with the sale, as set forth in Attachment # 1.

Article 3. TERMS AND CONDITIONS OF SALES

3.1	Products. GCT reserves the right to modify, alter, improve, change or discontinue any or all of the Products covered by this Agreement upon written notice to DISTRIBUTOR.

3.2

Submission of Purchase Orders. DISTRIBUTOR shall submit purchase orders to GCT which shall set forth the following information: (a) identification of the Products, (b) quantity of each Product, (c) price of each Product, (d) shipping instructions, and (e) requested delivery date(s) (“Purchase Orders”). All purchase orders issued under this Agreement shall be subject to the terms and conditions hereof and this Agreement shall supercede any terms and conditions contained in any pre-printed forms submitted by DISTRIBUTOR as, or in connection with, any purchase order. In the event of any discrepancy between the provisions of this Agreement and any purchase order, the provisions of this Agreement shall prevail, unless explicitly stated otherwise in the purchase order and such purchase order is executed by both parties.

3.3

Acceptance of Purchase Orders. GCT is under no obligation to accept any purchase order under this Agreement. No Products shall be furnished to DISTRIBUTOR by virtue of this Agreement alone but shall require the issuance of a purchase order. All purchase orders are subject to GCT’s written acceptance. Such written acceptance shall confirm the requested delivery dates or offer alternative delivery dates.

3.4

Minimum Order Requirement. DISTRIBUTOR shall submit purchase order(s) that shall be in conformity with GCT’s minimum order requirements of [***] per line item in each purchase order. However, order(s) for samples, trial production samples and evaluation boards shall be excepted from this minimum order requirement. GCT reserves the right at any time in its sole discretion to modify its minimum order requirements.

3.5	Changes and Cancellations. Purchase orders accepted by GCT may be changed or cancelled only as specified within Articles 3.5.1 and 3.5.2 below, unless approved by written consent of GCT.

3.5.1

Price Changes. The unit price of a Product included on a purchase order accepted by GCT may be changed at any time before the scheduled ship date to reflect changes required by current market conditions; provided however, that GCT may decline to accept any such price change if GCT, in its sole discretion, is unwilling to sell such Product at the proposed adjusted pricing. If GCT declines to accept the prosed adjusted pricing, the order cancellation charges specified in par 3.5.2 will be waived.

3.5.2

Changes and Cancellations (excluding Price Changes). Purchase orders accepted by GCT may be changed or cancelled by DISTRIBUTOR only upon written consent of GCT. In the event that a Customer of DISTRIBUTOR requests [***] GCT shall [***]. In the even the DISTRIBUTOR cancels any outstanding purchase order(s) the following schedule of order cancellation charge will be applied to DISTRIBUTOR.

•	Up to [***] days before confirmed shipment: No cancellation allowed.

•	From [***] days through [***] days before confirmed shipment: 50% of total invoice price.

•	[***] days or more before confirmed shipment: 0% of total invoice price

3.6

Delivery, Title and Risk of Loss. Products are delivered EXW (GCT Factory)(Incoterms 2000). GCT shall arrange for shipment of Products with any desired insurance based upon DISTRIBUTOR’S written instructions, and it shall at all times utilize the services of an internationally reputable carrier, at the rate acceptable to DISTRIBUTOR in its written instructions, or if no rate is given, at the most effective rate that is in accordance with good business judgment. The cost of shipping and any desired insurance shall be borne by DISTRIBUTOR and, if not paid directly, DISTRIBUTOR shall reimburse GCT upon GCT’s invoice in accordance with Article 6.5. Title and risk of loss or damage will pass to DISTRIBUTOR at GCT’s Factory. Any loss or damage thereafter, including

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damage or loss during loading or transportation, will be DISTRIBUTOR’s responsibility and will not relieve DISTRIBUTOR of its payment obligation. Any claim by DISTRIBUTOR against GCT for shortage of Products or damage to Products occurring prior to such delivery must be made in writing within [***] days after receipt of shipment and must be accompanied by the original transportation bill signed by the carrier noting that the carrier received the Products from GCT in the condition claimed. Any shipments returned to GCT as a result of DISTRIBUTOR’s unexcused delay or failure to accept delivery will require DISTRIBUTOR to pay all additional costs incurred by GCT.

3.7	Acceptance. Products shall be deemed accepted by DISTRIBUTOR upon delivery.

3.8

Security Interest. GCT retains a purchase money security interest in all Products shipped for later payment by DISTRIBUTOR. DISTRIBUTOR will, if requested by GCT, execute and register any instruments required to grant and perfect a purchase money security interest in each item of Product, as well as any substitutions, replacements, additions or proceeds to secure the payment by the DISTRIBUTOR of the aggregate purchase Price of Products and any related taxes, charges, costs or expenses incurred in enforcing the purchase money security interest. This purchase money security interest will be deemed released only upon payment in full of all such amounts.

Article 4. DISTRIBUTOR’S ROLES AND RESPONSIBILITIES

4.1

Marketing and Distribution Efforts. DISTRIBUTOR shall use its best efforts to successfully market (including, without limitation, inclusion of the Products in DISTRIBUTOR’s catalogs and other promotional materials), distribute and support the Products on a continuing basis and in compliance with good business practices and GCT’s written procedures. DISTRIBUTOR shall, at its expense, diligently seek to develop in the Territory the market for the Product and exert its best efforts to advertise and promote distribution of the Products in the Territory. Such marketing and promotion shall at all times fairly and accurately represent the Products in relation to other products of its type and shall comply with any reasonable directions as to content or format that GCT may from time to time give to DISTRIBUTOR.

4.2

Sale Agreement. Any sales of Products by DISTRIBUTOR shall be made pursuant to an agreement containing reasonable commercial terms which shall include, without limitation (a) a reasonable limitation of liability, which specifically excludes liability on the part of DISTRIBUTOR’s manufacturers or suppliers, (b) a provision stating that the buyer is acquiring the Product for its own use and not for resale, and (c) an exclusion of any warranties to Customer beyond what is provided in this Agreement.

4.3

Sales and Support Personnel. DISTRIBUTOR shall train and maintain a sufficient number of sales and technical personnel sufficient to market and support the Products so as to assure Customer satisfaction and otherwise to carry out its obligations under this Agreement.

4.4	No Competing Products. DISTRIBUTOR shall not distribute or resell products that compete with the Products in the Territory, whether directly or indirectly.

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4.5

No Unauthorized Representations or Warranties. DISTRIBUTOR hereby covenants and agrees that it shall not provide unauthorized representations to third parties regarding the performance or functional capabilities or characteristics of the Products beyond those stated in GCT’s then current sales materials and evaluation kits.

4.6

Communications. DISTRIBUTOR agrees to keep GCT informed as to any problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to GCT any and all modifications, design changes or improvements of the Products suggested by any Customer, employee or agent. DISTRIBUTOR further agrees that GCT shall have and is hereby assigned any and all right, title and interest in and to any such suggested modifications, design changes, or improvements of the Products, without the payment of any additional consideration to DISTRIBUTOR, any employee or agent of a DISTRIBUTOR or any Customer.

4.7

Intellectual Property Rights. DISTRIBUTOR shall not do (or permit any third party to do) any act which would or might invalidate or be inconsistent with any Intellectual Property Right of GCT, including without limitation reverse engineering or disassembling the Products, in whole or in part, or knowingly permitting any contractor or third party to have access to or do any work on the Products, without the express written consent of GCT. DISTRIBUTOR shall assist GCT in maintaining the validity and enforceability of the Intellectual Property Rights of GCT and shall promptly notify GCT of any infringement of any trademarks or other proprietary rights relating to the Products of which DISTRIBUTOR becomes aware.

4.8

Authorizations. DISTRIBUTOR shall, at its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all applicable filings, registrations, reports, licenses, permits and authorizations (collectively “Authorizations”) required in the various countries in the Territory in order for DISTRIBUTOR to execute and deliver this Agreement and perform its obligations under this Agreement. GCT shall provide DISTRIBUTOR with such assistance as DISTRIBUTOR may reasonably request in making or obtaining any such Authorizations. In the event that the issuance of any Authorization in any country within the Territory is conditioned upon any amendment or modification to this Agreement which is unacceptable to GCT, GCT shall have the right to terminate this Agreement with respect to such country without liability or further obligation whatsoever to DISTRIBUTOR.

4.9

Compliance with Laws. DISTRIBUTOR shall comply with all laws, regulations and other legal requirements that apply to this Agreement, including, without limitation, tax and foreign exchange legislation, export laws and restrictions, national security controls and other regulations of the United States, countries or regions in the Territory, or other applicable foreign agencies or authorities. DISTRIBUTOR remains solely and exclusively responsible for compliance with all statutes and regulations governing sales to foreign entities. GCT makes no representations, certifications or warranties whatsoever with respect to the ability of its goods, services or prices to satisfy any such statutes or regulations. Failure of DISTRIBUTOR to conduct any sales to foreign entities in strict accordance with all statutes and regulations of all governments and organizations involved shall constitute a material breach of this Agreement.

4.10

Training and Technical Support. During the term of this Agreement, DISTRIBUTOR shall be responsible for the following customer support responsibilities: (a) delivering Product information to customers, (b) demonstrating evaluation kits to customers, (c) answering customers’ technical questions, (c) training customers to use Products, and (d) assisting customers’ engineers with designs.

Article 5. GCT’S ROLES AND RESPONSIBILITIES

5.1

Product Information. At the request of DISTRIBUTOR, GCT shall provide a reasonable quantity of sales material, evaluation kits and samples to DISTRIBUTOR free of charge to support DISTRIBUTOR’s distribution efforts in the Territory.

5.2	Sales Support. GCT shall, at its own expense, dispatch appropriate sales personnel to Territory at least once per calendar quarter, to assist in DISTRIBUTOR’s sales and marketing efforts.

5.3

Quality Assurance. In the event that a Customer requests changes to GCT’s standard quality assurance program and DISTRIBUTOR has made reasonable efforts to defend the standard quality assurance program, GCT shall consider in good faith revising its quality assurance program for such a Customer.

Article 6. PRICES AND PAYMENT TERMS

6.1

Prices. The price to be paid by DISTRIBUTOR for Products purchased from GCT hereunder (the “Price”) shall be those prices set forth in United States Dollars on the price list in effect (“Price List”) at the time of confirmation of a purchase order.

6.2

Price Changes. GCT shall promptly furnish DISTRIBUTOR with current Price Lists as issued from time to time by GCT during the term of this Agreement. DISTRIBUTOR acknowledges that GCT shall have the right, exercisable from time to time in GCT’s sole discretion, to change Prices upon thirty (30) days written notice. New prices will apply immediately to all shipments made after such notice period.

6.3

Taxes. Prices do not include sales, use, excise, customs, export, import, commodity, or similar taxes, levies, duties, or other charges. DISTRIBUTOR agrees to assume and to pay or cause to be paid any and all such taxes and other items and any and all license fees or other charges incidental to the purchase or sale of Products, and at GCT’s request, to provide GCT with reasonable proof of payment by DISTRIBUTOR of such taxes, fees, assessments, taxes, and other items levied against GCT’s Products in DISTRIBUTOR’s possession. In the event that GCT is required to prepay any taxes or other items on behalf of DISTRIBUTOR, DISTRIBUTOR shall reimburse GCT for any and all such taxes or other items paid within ten days of notice of such payment from GCT.

6.4

Invoice and Payment. GCT will invoice DISTRIBUTOR and DISTRIBUTOR shall pay the amount due in full within [***] of the date of the applicable invoice. All payments shall be made in US dollars by wire transfer to a US bank designated by GCT.

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6.5

Late Payments. GCT may add interest at the rate of [***] per month on the amount of any unpaid invoice owed by DISTRIBUTOR. In addition, GCT shall have the right to (a) sell or otherwise dispose of any Products which are the subject of such late payment and apply the proceeds of the sale to the overdue payment, (b) cancel or suspend delivery of Products to DISTRIBUTOR under any additional purchase order, (c) require DISTRIBUTOR to make advanced payments, or (d) draw against any LC provided by DISTRIBUTOR pursuant to Article 6.7 below.

6.6

Credit. In the event that GCT determines that DISTRIBUTOR’S credit is not satisfactory, upon twenty (20) days written notice to DISTRIBUTOR, GCT may require DISTRIBUTOR to (a) make advanced payments, or (b) establish a confirmed irrevocable letter of credit (“ILC”) in favor of GCT issued by a United States bank acceptable to GCT payable in U.S. Dollars in a form and amount acceptable to GCT. The ILC shall provide that GCT may draw upon it in part or in full as provided in Article 6.6 above.

Article 7. ORDER FORECASTS

7.1

Forecast Requirement. In addition to the Purchase Orders, on or before the fifth (5th) calendar day of each month (for illustration purposes, such month is described as M(n+0), with each subsequent month described as M(n+1 ), M(n+2), and so forth) during the term of this Agreement, DISTRIBUTOR shall provide to GCT a rolling order forecast for each of the following six months (M(n+1) through M(n+6)), or if shorter, the remaining term of this Agreement (the “Monthly Forecast Report’”). This Monthly Forecast Report shall include Product name, part number, customer name and location, forecasted number of units, and anticipated resale price. In the case of decreases or increases in any previously forecasted amounts beyond the foregoing threshold levels, GCT and DISTRIBUTOR shall negotiate with each other in good faith to revise the Monthly Forecast Report.

7.2

Changes to Forecasts. The quantities set forth in the forecasts may be redefined as follows: (a) the quantities for the months [***] can be redefined within [***] provided in the [***] (b) the quantities for the month of [***] can be redefined [***].

7.3	Purchase Requirements. DISTRIBUTOR shall be required [***] as set forth for the [***] and will [***].

Article 8. REPRESENTATIONS AND WARRANTIES

8.1

DISTRIBUTOR General Representations and Warranties. DISTRIBUTOR represents and warrants that (a) it is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) it has the requisite corporate power and authority and all necessary governmental approvals to carry on its business in the as it is now being conducted, (c) it is duly qualified or licensed to do business, and is in good standing (to the extent applicable) in each jurisdiction within the Territory where the nature of its business makes such qualification or licensing necessary, (d) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement, (e) the entering into

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and performance of this Agreement by DISTRIBUTOR does not violate, conflict with, or result in a material default under any other contract or agreement to which DISTRIBUTOR is a party, or by which it is bound, and (f) the provisions of this Agreement, and the rights and obligations of the parties hereunder, are enforceable under the laws of the jurisdictions in which DISTRIBUTOR does business.

8.2

GCT General Representations and Warranties. GCT represents and warrants that (a) it has the right, power and authority to enter into this Agreement and to fully perform its obligations under this Agreement, and (b) the entering into and performance of this Agreement by GCT does not violate, conflict with, or result in a material default under any other contract or agreement to which GCT is a party, or by which it is bound.

8.3

GCT Limited Product Warranty. GCT warrants to DISTRIBUTOR and DISTRIBUTOR’s Customer that the Products which DISTRIBUTOR purchases from GCT hereunder and resells to Customers shall conform to the specifications provided by GCT (“GCT Product Warranty”). The warranty period is the lesser of: [***]. In the event that a Customer requests a longer warranty period and DISTRIBUTOR has used its best efforts to defend the standard warranty period, GCT shall consider extending the warranty period for such a Customer. The GCT Product Warranty does not extent to any Product that (i) is modified or altered, (ii) is not maintained in accordance with GCT’s recommendations, (iii) is used in a manner other than that specified by GCT, (iv) is treated with abuse, negligence or other improper treatment, or (v) GCT is not capable of testing under its normal test conditions. No warranty claim shall be considered or accepted until GCT confirms to DISTRIBUTOR that the defect was caused solely by the fault of GCT within this period.

8.4

Exclusive Remedy; Disclaimers. GCT’s sole liability and DISTRIBUTOR and Customer’s sole remedy hereunder shall be limited to replacement or refund of the purchase price of those Products proven defective. The GCT Product Warranty is exclusive and in lieu of all other warranties and remedies. EXCEPT FOR THE GCT PRODUCT WARRANTY SET FORTH IN SECTION 8.3 ABOVE, GCT MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY AND NONINFRINGEMENT.

8.5

Warranty to Customers. DISTRIBUTOR shall be solely responsible for advising its Customers of the terms, conditions and limitations of the GCT Product Warranty. DISTRIBUTOR specifically agrees to include a warranty statement to all Customers that sets forth the limitations and conditions of the GCT Product Warranty, including a conspicuous presentation of the disclaimers of implied warranties set forth above and the limitation of liability set forth in Article 16.1 below.

Article 9. RETURN POLICY

9.1	DISTRIBUTOR’s Responsibilities. DISTRIBUTOR will handle and be responsible for all Product returns during the applicable warranty period(s) whether such returns are

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made directly from DISTRIBUTOR after acceptance of Products or through DISTRIBUTOR by Customers in the Territory who bought the Products from DISTRIBUTOR.

9.2

Return Procedure. Prior to return of any Products to GCT for any reason, DISTRIBUTOR shall first request a “return material authorization” (“RMA”) from GCT and provide GCT the following information about the Product(s) being returned: (a) quantity, (b) part number, (c) original purchase order number, (d) invoice price, (e) debit memo number, and (f) a detailed reason for Product return. GCT shall accept returns only after it has issued an RMA number authorizing the return of such Product.

9.3

Shipping Terms. DISTRIBUTOR shall promptly ship all such authorized returns to GCT’s designated office, freight and insurance prepaid by DISTRIBUTOR, except that all freight, insurance, duty, or shipping charges related to return of Products under warranty and subject to replacement by GCT (including such expenses associated with the shipment of the replacement Products by GCT) [***]. Such return shipments must be in the proper package and display the appropriate reference to the RMA including the RMA Number on containers in which the returned Product is shipped. Unauthorized returns, or returns which fail to display the appropriate reference, will be subject to reshipment to DISTRIBUTOR.

9.4

Credit. In all cases of returns, final approval by GCT as to credit, or replacement in the case of Products returned under the GCT Product Warranty, may be withheld pending inspection and/or testing of the returned Product by GCT and verification of the pertinent facts. If GCT determines after inspection that a warranty claim is invalid, GCT may charge DISTRIBUTOR for the costs incurred by GCT related to such inspection. In no event shall GCT be liable for reimbursement to DISTRIBUTOR of any non-refunded import duty applicable to returned Products.

Article 10. INVENTORY MAINTENANCE

10.1

Inventory Maintenance. DISTRIBUTOR shall maintain an adequate stock of Products. DISTRIBUTOR shall use its best efforts to keep such stock in good condition and free from damage or contamination which might detract from the appearance or performance of Products. DISTRIBUTOR shall keep such stock available for ready supply to Customers. The conditions of stock operation shall be discussed and mutually agreed by both parties. DISTRIBUTOR will use its best efforts to maintain its inventory of Products current by shipping Products to Customer on a “First-In/First Out” (FIFO) basis whenever possible.

Article 11. INFORMATION AND REPORTING REQUIREMENTS

11.1

Sales Reports. On or before the fifth (5th) calendar day of each calendar month, DISTRIBUTOR shall provide GCT with a sales report that summarizes the sales for the previous calendar month including the following information: Product name, part number, customer name and location, number of units of Product sold, cost per unit, resale price per unit, and the extended sales amount of Products sold.

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11.2

Inventory Report. On or before the fifth (5th) calendar day of each calendar month, DISTRIBUTOR shall provide GCT with an inventory report that shows a list of all GCT Products in DISTRIBUTOR’s inventory as of the end of such calendar month. Such report shall include all GCT Products by part number, quantity, and cost.

11.3

Marketing Report. On or before the fifth (5th) day of each calendar month, DISTRIBUTOR shall provide GCT with a report describing a summary of DISTRIBUTOR’S customers visits, customer samples delivered, customer demonstrations, competitor updates, advertising, and other promotional activities for the Products in the Territory.

11.4

Design Opportunities Report. On or before the fifth (5th) day of each calendar month, DISTRIBUTOR shall provide GCT with a report describing customer name and location, Product name, part number, application, customer project name, competitor(s) name(s), customer’s design decision date, customer’s forecasted production start date, potential quarterly run-rate (units), and next steps required to win design.

11.5

Other Reports. Upon GCT’s reasonable request, DISTRIBUTOR shall provide GCT with information regarding such issues as market conditions, Customers’ distribution activities and any other available and relevant information regarding Customers or Territory.

Article 12. TRADEMARKS AND INTELLECTUAL PROPERTY

12.1

Ownership and Use of GCT Marks. DISTRIBUTOR expressly agrees that ownership and all right, title and interest in and to GCT’s name or any trademark or trade name relating to the Products (collectively, “Marks”) are and shall remain vested solely in GCT; provided, however, that DISTRIBUTOR may use the Marks to the extent and only to such extent necessary to perform DISTRIBUTOR’s duties hereunder. DISTRIBUTOR shall continually use its best efforts to protect GCT’s Marks. DISTRIBUTOR shall promptly notify GCT of any infringement thereof about which it has actual knowledge. DISTRIBUTOR shall not use, directly or indirectly, in whole or in part, GCT’s Marks in connection with any product other than the Products, without the prior written consent of GCT. Upon notice from GCT of its objection to any improper or incorrect use of such Marks, DISTRIBUTOR shall correct or change such usage. DISTRIBUTOR shall indemnify and hold GCT harmless for any and all liability, charges and/or costs of defending against claims arising from improper use by DISTRIBUTOR of such Marks after GCT has in writing objected to DISTRIBUTOR’s use of them.

12.2

Review and Approval of Uses. DISTRIBUTOR must obtain GCT’s prior written approval to use any of GCT’s Marks in any advertising or literature, and must strictly comply with GCT’s instructions regarding their use. Among other things, DISTRIBUTOR will be required to indicate explicitly GCT’s ownership of the Mark. At GCT’s request, DISTRIBUTOR will submit to GCT for GCT’s approval specimens or photographs of DISTRIBUTOR’s letterhead, business cards, telephone directory listings, signs and vehicle markings and any other advertising materials in which DISTRIBUTOR indicates an affiliation with GCT or the sale or distribution of the Products. Unless otherwise agreed to in writing by GCT, DISTRIBUTOR shall sell Products only under the Marks affixed thereon or on the packages in which they are delivered, if any, and DISTRIBUTOR shall not have the right to eliminate such Marks or add any other trademark, copyright or patent notice, or trade name thereto. At the expiration or termination of this Agreement, DISTRIBUTOR will immediately discontinue any use of all GCT Marks, as well as any other combination of words, designs, trademarks or trade names that would indicate that DISTRIBUTOR is or was an authorized distributor of the Products. If GCT determines in its sole discretion that DISTRIBUTOR is using the Marks in a manner that disparages, diminishes and/or tarnishes its image and/or reputation, GCT may terminate this Agreement.

12.3

Assistance. All use by DISTRIBUTOR of the Marks shall inure exclusively to the benefit of GCT, and GCT shall retain the exclusive right to apply for and obtain registration of the Marks in all states of the United States and all countries of the world. Upon request of GCT, DISTRIBUTOR shall assist GCT in, but not bear the expense of, securing trademarks or trade names in the region(s) or country(ies) in which Products are or will be sublicensed under this Agreement for technology or products developed by GCT or names or material originated by GCT. Except as described in the previous sentence, DISTRIBUTOR agrees not to obtain or attempt to obtain by any manner whatsoever any right, title or interest in or to any of the Marks, domain name or any mark confusingly similar thereto. DISTRIBUTOR shall, and hereby does, assign to GCT any and all proprietary interests it may obtain under the laws of any jurisdiction in the Territory in the name and/or trademarks or words associated with GCT or the Products, due to use or registration by DISTRIBUTOR of such names, trademarks or words.

12.4

Ownership of Intellectual Property Rights. As between the parties, any and all Intellectual Property Rights in and to the Products are owned exclusively by GCT and/or its affiliates and licensors. DISTRIBUTOR agrees not to claim or assert title to or ownership of the Products. DISTRIBUTOR shall not remove, alter, or obscure any trademark, copyright, or other proprietary notice from the Products.

Article 13. CONFIDENTIALITY

DISTRIBUTOR agrees to keep confidential and not disclose or use except in performance of its obligations under this Agreement, confidential or proprietary information related to GCT’s technology or business that DISTRIBUTOR learns in connection with this Agreement and any other information received from GCT, including without limitation, to the extent previously, currently or subsequently disclosed to DISTRIBUTOR hereunder or otherwise: information relating to products or technology of GCT or the properties, composition, structure, use or processing thereof, or systems therefor, or to GCT’s business, including, without limitation, computer programs, code, algorithms, schematics, data, know-how, processes, ideas, customer information, inventions (whether patentable or not), names and expertise of employees and consultants, all information relating to customers and customer transactions and other technical, business, financial, customer and product development plans, forecasts, Product prices, strategies and information), all of the foregoing, “Confidential Information”. DISTRIBUTOR shall not disclose the terms of this Agreement to any third party or copy this Agreement for any use without the prior written consent of the GCT. DISTRIBUTOR shall use reasonable precautions to protect GCT’s Confidential Information and employ at least those precautions that DISTRIBUTOR employs to protect its own confidential or proprietary information. “Confidential Information” shall not include information DISTRIBUTOR can document (a) is in or (through no improper action or inaction by DISTRIBUTOR or any affiliate, agent or employee) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in its possession or known by it prior to receipt from GCT, or (c) was rightfully disclosed to it by another person without restriction, or (d) was independently developed by it by persons without access to such information and without use of any Confidential Information of GCT. DISTRIBUTOR, with prior written notice to GCT, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency (including a court order or subpoena), provided that reasonable measures are taken to guard against further disclosure, including without limitation, seeking appropriate confidential treatment or a protective order, or assisting GCT to do so.

Article 14. TERM AND TERMINATION

14.1

Term. This Agreement shall become effective on the date first above written and shall continue in full force and effect (unless terminated earlier as provide below) for an initial term one (1) year (the “Initial Term”), and shall automatically renew for successive twelve (12) month periods (each a “Renewal Term”).

14.2	Termination by Either Party. After the Initial Term of one (1) year, this Agreement may be terminated by either party upon thirty (30) days’ written notice to the other party.

14.3

Termination by GCT. GCT may unilaterally terminate this Agreement if there is a material change in the management, ownership, or control of DISTRIBUTOR, or DISTRIBUTOR commits illegal acts, or DISTRIBUTOR sells GCT’s competitors’ products, or DISTRIBUTOR becomes insolvent.

14.4	Effect of Termination for Any Reason. Termination of this Agreement for any reason shall have the following effects:

(a)

All outstanding unpaid invoices rendered by GCT shall become immediately payable by the DISTRIBUTOR and invoices in respect of Products ordered prior to termination but for which an invoice has not been submitted shall be payable immediately upon submission of invoice;

(b)	The appointment made pursuant to Article 2.1 and the right to use the Marks granted pursuant to Article 12 shall terminate immediately;

(c)

GCT shall be entitled (but not obligated) to repurchase from the DISTRIBUTOR all or part of any inventory of Products then held by the DISTRIBUTOR at the invoice value of such Products, provided that (i) GCT shall be responsible for arranging and for the cost of transport and insurance, and (ii) DISTRIBUTOR may sell Products for which it has accepted orders from customers prior to the date of termination;

(d)

DISTRIBUTOR shall at its own expense within thirty (30) days send to GCT (or otherwise dispose of in accordance with the instructions of GCT) any (i) sample Products, (ii) components of Products, (iii) Products loaned to DISTRIBUTOR by GCT to assist with repairs, and (iv) all promotion or sales material relating to the Products then in its possession or control;

(e)	DISTRIBUTOR shall cease to promote, market or advertise the Products or to make use of the Marks;

(f)	DISTRIBUTOR shall have no claim against GCT for compensation for loss of distribution rights, loss of goodwill or any similar loss; and

(g)

Survival. The following provisions of this Agreement shall survive any termination of this Agreement: Sections 1 (as applicable), 4.6, 4.8, 6.6, 8, 9 (to the extent applicable), 12.1, 12.3, 13, 14.5, 15, 16 and 17 (as applicable).

Article 15. INDEMNIFICATION

15.1

DISTRIBUTOR. Subject to Article 16.3 below, DISTRIBUTOR shall indemnify, defend, and hold harmless, GCT and its officers, directors and employees from and against any and all damages, costs, liabilities, expenses (including reasonable attorney’s fees and expenses and court costs) and settlement amounts (collectively, “Liabilities”), incurred by GCT in connection with any claim, suit, action or proceeding (collectively, “Claims”) by a third party against GCT arising out of (a) any breach by DISTRIBUTOR of this Agreement, (b) any failure by DISTRIBUTOR to pay required taxes, or (c) except for claims for which GCT is obligated to indemnify DISTRIBUTOR pursuant to Article 15.2 below, any other claims arising out of DISTRIBUTOR’s resale of Products.

15.2

GCT. Subject to Article 16.3 below, GCT shall defend DISTRIBUTOR and its officers, directors and employees from and against any third party claim or action to the extent such claim or action in based on a third party claim that use of the Products in compliance with any applicable specifications provided by GCT infringes such third party’s United States patent, copyright, trademark, or misappropriates such third party’s trade secret, and GCT will pay those damages and costs finally awarded against DISTRIBUTOR in any monetary settlement of such suit or action which are specifically attributable to such claim. The foregoing obligation of GCT does not apply with respect to Product or portions or components thereof (a) that are not supplied by GCT, (b) that are used in violation of this Agreement or in a manner not provided for or described in documentation accompanying the Products, or used in combination with any other software, hardware, network or system, (c) that are modified after shipment by GCT, if the alleged infringement relates to such modification, (d) that are combined with other products, processes or materials where the alleged infringement relates to such combination, (e) with respect to which DISTRIBUTOR continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, or (f) where DISTRIBUTOR’s use of the Product is incident to an infringement not resulting primarily from the Products. If any Product or any portion of a Product becomes, or in GCT’s opinion is likely to become, the subject of a claim of infringement, then GCT may, at its option and expense, (i) procure for DISTRIBUTOR the right to continue using the Product or portion of a Product, as the case may be, or (ii) replace or modify the affected Product or portion of a Product, as the case may be, so that it becomes non-infringing. If neither alternative is reasonably available, GCT may terminate this Agreement. THE FOREGOING STATES GCT’S ENTIRE LIABILITY FOR INFRINGEMENT CLAIMS.

15.3

Indemnification Procedures. A party’s obligations to indemnify the other party with respect to any third party claim, action or proceeding shall be conditioned upon the indemnified party: (a) providing the indemnifying party with prompt written notice of such claim, action or proceeding, (b) permitting the indemnifying party to assume and solely control the defense of such claim, action or proceeding and all related settlement negotiations, with counsel chosen by the indemnifying party, and (c) cooperating at the indemnifying party’s request and expense with the defense or settlement of such claim, action or proceeding which cooperation shall include providing reasonable assistance and information. No indemnified party shall enter into any settlement agreement for which it will seek indemnification under this Agreement from the indemnifying party without the prior written consent of the indemnifying party. Nothing herein shall restrict the right of a party to participate in a claim, action or proceeding through its own counsel and at its own expense.

Article 16. LIMITATION OF LIABILITY

16.1

Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, GCT WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY AMOUNTS IN EXCESS OF THE LESSER OF (i) THE AGGREGATE OF THE AMOUNTS PAID TO GCT HEREUNDER DURING THE SIX MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, OR (ii) $50,000, (B) INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE OR GCT HAS BEEN ADVISED OR HAS CONSTRUCTIVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM GCT’S PERFORMANCE OR NON-PERFORMANCE PURSUANT TO ANY PROVISION OF THIS AGREEMENT OR THE USE OF THE PRODUCTS (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES) SUCH AS, BUT NOT LIMITED TO LOSS OF REVENUE OR ANTICIPATED PROFITS, LOSS OF BUSINESS OR LOSS OF USE, (C) COST OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, OR (D) LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE OR BUSINESS. GCT SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. NOTWITHSTANDING THE FOREGOING, THIS ARTICLE 16.1 SHALL NOT LIMIT

LIABILITY FOR DAMAGES THAT ARE THE SUBJECT OF INDEMNIFICATION PURSUANT TO ARTICLE 15 ABOVE.

16.2

Exception. If for any reason, by operation of law or otherwise, any of the limitations of liability set forth above are unenforceable, DISTRIBUTOR agrees that GCT’s entire liability arising out of or in connection with this Agreement shall be limited to indemnifying and holding DISTRIBUTOR harmless from (a) any loss or damage to real property, or (b) any loss or damage arising from bodily injury, including death, when such loss or damage is caused by the grossly negligent acts or omissions or intentional wrongdoing of GCT’s employees or agents arising out of the performance of this Agreement, provided that DISTRIBUTOR gives GCT prompt written notice of any such claim of loss or damage and allows GCT to control, and fully cooperates with GCT in, the defense of such claim and all related settlement negotiations.

Article 17. GENERAL

17.1

Force Majeure. Neither party shall be liable in any manner for failure or delay in the fulfillment of all or part of this Agreement, directly or indirectly owing to Acts of God, Governmental or court orders or restriction, war, threat of war, war-like conditions, hostilities, sanctions, mobilization, blockage, embargo, detention, revolution, riot, looting, strike, lockout, plague or other epidemics, fire, flood, or any other causes or circumstances reasonably beyond the control of either party. Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any its obligations hereunder to the extent that such delay or non-performance is due to any force majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

17.2

Export Regulations. Each party shall comply with the U.S. Foreign Corrupt Practices Act and all applicable laws, restrictions, and regulations of any Untied States or foreign agency or authority, including the U.S. Department of Commerce and the U.S. Department of Treasury, relating to the importation or exportation of the Products. DISTRIBUTOR shall, at all times, exercise due care in ensuring that Products shall not be used in the manufacture of weapons and/or weapon systems.

17.3

Independent Contractor. DISTRIBUTOR is an independent contractor, that is, the relationship hereby established between GCT and DISTRIBUTOR shall be that of seller and buyer on principal to principal basis, and the parties are not partners or joint-ventures. DISTRIBUTOR has no power, right, or authority to conclude any contract or agreement or make any commitment, representation or warranty which purports to bind GCT or otherwise act in the name of or for or on behalf of GCT. Except as provided in Article 2.4, DISTRIBUTOR will not receive any payment, commission, or other remuneration from GCT for its services as a distributor of the Products and DISTRIBUTOR will be responsible for all obligations and liabilities of and for all loss or damage to its business and for all loss, damage and liability of whatsoever nature it may suffer or incur resulting directly or indirectly from the operation of this Agreement.

17.4

Notices. Any notice required by this Agreement to be given by either party to the others shall be personally delivered or sent by certified mail, return receipt requested, or commercial courier, or by facsimile to such other party at their address above given or any other address subsequently notified in writing from time to time and any notice as sent shall be deemed to have been received by the addressee within 72 hours of posting, upon delivery if personally delivered or sent by commercial courier, and 24 hours if sent by facsimile. The initial facsimile number of the parties shall be: GCT at                         ; DISTRIBUTOR at

17.5

Assignment. Neither party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the other party; provided, however, notwithstanding anything in this Agreement to the contrary, without the consent of DISTRIBUTOR: (a) GCT may assign this Agreement in connection with a merger, acquisition, or sale of all or substantially all of its assets; and (b) GCT may assign its right to payment to an affiliated company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

17.6

Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had never been included.

17.7

Entire Agreement. This Agreement supersedes all prior discussions and writings and constitutes the entire and only agreement between the parties. It may not be changed, altered or amended except in writing signed by duly authorized representatives of the parties.

17.8

Governing Law. This Agreement shall be performed, governed by and construed in accordance with the Laws of the State of California without regard to principles of conflict of laws. The parties agree that any suit or proceeding arising under this Agreement shall be instituted only in a court of law located in the Northern District of California, USA, and the parties hereby irrevocably agree and submit to the jurisdiction and venue of any such proceeding and agree that service of process may be effected in the same manner notice is given hereunder. In any action to enforce this Agreement the prevailing party will be entitled to costs and reasonable attorneys’ fees. This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded.

17.9

Dispute Resolution. Each of the parties, officers, directors, and employees of the parties hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of California, the courts of the United States of America for California, and appellate courts from any thereof; (ii) consents to the fullest extent permitted by law that any such action or proceeding may be brought in such courts and waives trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (iii) agrees to the fullest extent by law that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the party at its address set forth in Article 17.4 and hereby accepts service of process if made in accordance with this Article 17.9.

17.10

Governing Language. This Agreement shall be executed in English, but may be translated into another language at DISTRIBUTOR’s option and expense. The parties agree, however, that the English language version of this Agreement shall govern and shall override any foreign language version of this Agreement.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representative to sign this Agreement on the day first above written.

THE DISTRIBUTOR ACKNOWLEDGES THAT IT HAS RECEIVED A SIGNED COPY OF THIS AGREEMENT.

DISTRIBUTOR :		GCT:
DaeJin Semiconductor Co., LTD		GCT Semiconductor, Inc.

By:	/s/ Park Sung-Seo	By:	/s/ Dennis Packard
Title:	CEO	Title:	VP Sales
Date:	3/5/2007	Date:

Attachment # 1: GCT Standard Commission Regulation

Attachment # 2: List of Products

Attachment # 3: Excluded Customers

Attachment #1

GCT Standard Commission Regulation

In consideration for the services performed by DISTRIBUTOR pursuant to Article 2.3 hereunder as a representative, GCT shall pay to DISTRIBUTOR commissions (“Commissions”), as DISTRIBUTOR’s sole and exclusive compensation under this Agreement, in accordance with the provisions hereof.

Definitions

In this Attachment #1, the following definitions shall apply:

Net Sales Revenue

“Net Sales Revenue” means, for any reporting period, the aggregate of all “Net Invoice Prices” in the period, where:

(a)	“Invoice Prices” means the invoice price on a sale from GCT to a Customer as reflected on the GCT invoice to the Customer ; and

(b)

“Net Invoice Prices” are the Invoice Prices, as calculated in paragraph (a) above, less (i) all items reflected on the invoice which are not revenue to GCT, including without limitation taxes, freight and transportation, and insurance; (ii) all items reflected on the invoice which are nonproduct items, including without limitation replacement products, emergency spare parts, and nonproduct items or services, blue prints, engineering, drawing, maintenance, license fees, conciliation changes, rescheduled charges, back bills, Customer service repairs, and installations, (iii) all Customer program costs, whether reflected on the invoice as a credit or incurred by GCT as off invoice costs, including without limitation co-op marketing, marketing development funds, special promotions. target advertising and similar costs, allocated by GCT in its sole discretion, and (iv) costs of collection, if any.

1.	Commission Rate.

When the Customer [***] then GCT shall pay to DISTRIBUTOR a Commission equal to [***] of the Net Sales Revenue actually received by GCT from the sale of Products by DISTRIBUTOR to each Customer. When the Customer [***] then GCT shall pay to DISTRIBUTOR a Commission equal to [***] of the Net Sales Revenue actually received by GCT from the sale of Products. When the Customer [***] then GCT shall pay to DISTRIBUTOR [***] of the Net Sales Revenue actually received by GCT from the sale of Products.

2.	Commission Entitlement.

Notwithstanding anything contained herein, no Commissions shall be considered earned and due to DISTRIBUTOR under any circumstances with respect to:

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*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

(i)	any sales to Direct Account or to any other account from which DISTRIBUTOR is not authorized by GCT to solicit orders; or

(ii)	any payments obtained through engagement by GCT of any attorney or collection agency; or

(iii)	any Customer orders submitted to GCT; or

(iv)

any Customer orders submitted to GCT or its authorized distributors by DISTRIBUTOR prior to termination of this Agreement but which are not shipped to the Customer within the three (3) month period following the effective date of termination of this Agreement;

(v)	any sales made to DISTRIBUTOR, to DISTRIBUTOR employees, or to any other entity in which DISTRIBUTOR or any of its principals has any ownership or other financial interest; or

(vi)	any orders or portions thereof to which GCT is obligated to pay the Commissions to any other sales representatives.

3.	Commission Statements.

By the end of next month after the close of each calendar month during the term of this Agreement, GCT will furnish DISTRIBUTOR with a statement reflecting the status of DISTRIBUTOR’s Commission account. The statement will include an accounting of the orders for which payment is made, including the Customer’s name and invoice number, the rate of Commission on each order, and information relating to any chargebacks included in the accounting. If DISTRIBUTOR has objections with respect to any such statement whether regarding its accuracy, completeness or any other matter, DISTRIBUTOR shall make such objection(s) known to GCT in writing within thirty (30) days after the date of the statement. ANY AND ALL OBJECTIONS FOR WHICH WRITTEN NOTICE IS NOT RECEIVED BY GCT WITHIN THE THIRTY (30) DAY PERIOD SHALL BE DEEMED WAIVED AND ABANDONED BY REPRESENTATIVE.

4.	Commission Payment.

In those cases in which DISTRIBUTOR is entitled to a Commission, Commissions shall be deemed earned at such time as all of the following conditions precedent are met: (i) delivery of the Product to the Customer, (ii) acceptance of the Product by the Customer and (iii) receipt of payment of the price by GCT. Commissions will be due and payable to DISTRIBUTOR, less appropriate deductions, within the end of the next month after the end of the month in which the Commissions are deemed earned.

5.	Commission Adjustments and Deductions.

5.1	If deductions from Commissions are anticipated, a portion of Commissions may be withheld, up to the amount of deductions.

2

5.2	No Commission will be paid for orders shipped to any Customer if:

(i)	Proceedings have been threatened or commenced against such Customer under bankruptcy, insolvency or debtor’s relief law (until such proceeding has been vacated or set aside);

(ii)

Payments received by GCT might be required, in GCT’s sole judgment, to be paid to a “Trustee” or other person in connection with such proceeding. DISTRIBUTOR shall repay any Commissions for goods paid for if a refund to a Customer is required by GCT by a judgment or order issued as a result of a legal proceeding; or

(iii)

GCT rejects, cancels, adjusts or compromises any order or invoice. Any such rejection, cancellation, adjustment or compromise shall be without liability of any kind to DISTRIBUTOR. No Commission is payable on the undelivered portion of orders rejected by GCT or canceled or terminated by a Customer or GCT for any reason.

6.

If a refund is made by GCT to the Customer because a Product is accepted for return by GCT, the Commission already paid on such returned Product shall be deducted from the next due Commission payment or, if no further Commissions are due, shall be refunded by DISTRIBUTOR upon demand by GCT.

7.	Cash Payments.

In the event that Commission adjustments and deductions exceed Commissions payable hereunder in any month, DISTRIBUTOR shall pay GCT the amount owing in cash.

8.	Commissions Upon Termination.

No Commissions accrue on orders placed after the effective date of the termination or expiration of this Agreement.

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Attachment # 3

Excluded Customers